UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

REVOLUTIONS MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28629	73-1526138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

670 Marina Drive, 3rd Floor Charleston, SC 29492
(Address of Principal Executive Offices)

(843) 971-4848

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 7, 2014, the United States Bankruptcy Court for the District of Massachusetts (Eastern Division) (the “Court”) entered an Order (the “Order”) confirming the First Amended Plan of Reorganization dated February 14, 2014 (“Plan”) filed by Chapter 11 debtor Richard H. Theriault. Revolutions Medical Corporation, a Nevada corporation (the “Company”) had filed a Proof of Claim with the Court in the amount of $2,000,000 and was Mr. Theriualt’s largest unsecured creditor and will receive a payment of approximately $125,000 under the Plan. The Company and Mr. Theriault also entered into a Settlement Agreement dated January 29, 2014 (the “Settlement Agreement”) that was part of the Plan. Pursuant to the Settlement Agreement, Mr. Theriault and Medical Investment Group (MIG) agreed to pay an aggregate of $320,000 plus accrued interest to the Company in quarterly payments beginning on January 1, 2015. Interest on that amount accrues at 3% beginning as of the date of the Order. The first two payments will be $26,666.66, the third payment will be $40,000 and each of the final nine payments will be $25,185.19. In return, the Company agreed to dismiss its pending action in the United States District Court of South Carolina (the S.C. Action”) against Mr. Theriault, his family members and certain of his companies within 15 days of the Order provided those defendants execute a release of all claims that they have asserted or could have asserted against the Company in the S.C. Action. The Settlement Agreement did not include the Company’s pending adversary proceeding in the Bankruptcy Court against Strategic Product Development (SPD) regarding a dispute involving patents for the RevVac™ pre-filled auto-retractable syringes or a release of SPD and Ira Rakatansky in United States District Court of South Carolina.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONS MEDICAL CORPORATION

Date: May 8, 2014	By:	/s/ Rondald L. Wheet
Rondald L. Wheet
Chief Executive Officer